September 7, 2018

C. Dan Black
Chief Legal Officer
Vivint Solar, Inc.
1800 West Ashton Blvd.
Lehi, Utah 84043

       Re: Vivint Solar, Inc.
           Registration Statement on Form S-3
           Filed August 24, 2018
           File No. 333-227014

Dear Mr. Black:

       This is to advise you that we have not reviewed and will not review your registration statement.

        Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

       Please contact Sergio Chinos, Staff Attorney, at (202) 551-7844 with any questions.



                                                            Sincerely,

                                                            Division of
Corporation Finance
                                                            Office of
Manufacturing and
                                                            Construction